Exhibit 99.4

Trinity Industries, Inc
Analysts Conference Call
May 4, 2005
Comments by Steve Menzies

Thank you, Tim. Good morning! This morning I’ll make a few comments about the railcar market and, then, a few remarks about our leasing and management services business.

Demand for railcars in North America remained strong in the lst quarter as more than 17,600 railcars were ordered, continuing the pace set in 2004 reflecting general economic growth, increased railroad freight loadings and replacement of older, smaller railcars. This compares to the approximately 12,000 railcars ordered in the 4th quarter of 2004 and the quarterly average of 18,000 railcars ordered during all of 2004.

During the lst quarter, Trinity received more than 3,100 railcar orders. We continue to focus our sales efforts on new railcar orders that meet our pricing requirements and production plans. We received orders during the lst quarter that will extend existing production lines for covered hoppers, autoracks, mill gondolas, coal cars and tank cars. And as Tim mentioned, at the beginning of the 2nd quarter, we have received an intermodal order extending our production line for this car type into 2006. Current order levels and inquiries indicate continued strong demand for a variety of railcars which support our production plans.

The industry-wide production backlog at the end of the lst quarter was approximately 60,000 railcars. Backlog has remained basically stable during the past three quarters. This indicates that industry order levels are keeping pace with increased industry production and that the supply chain is catching up with the increased demand. Trinity’s railcar production backlog in North America is approximately 17,300 railcars spread across a wide variety of car types.

Trinity Industries Railcar Leasing and Management Services Group continued to grow its railcar fleet, taking delivery of approximately 1000 new railcars during the lst quarter. This represents about 19% of Trinity’s North American lst quarter shipments. Our operating lease fleet has grown to more than 21,000 railcars and includes over 175 customers, many of which have recently begun new business relationships with Trinity Leasing as we expand our leasing and management services business.

In addition to our operating lease fleet, at the end of the lst quarter we provided administrative, maintenance and asset management services to railroads, financial institutions and shipper-owners of railcars for an additional 62,000 railcars. The growth of management services is a complementary strategy to our leasing business in that it allows Trinity to work more closely with its key customers. Our committed lease backlog at the end of the 1st quarter was approximately 3,200 railcars or 19% of Trinity’s North American production backlog. Our fleet utilization increased to 99.3% compared to 98.3 % at the end of the lst quarter of 2004 and 99.0% at year end 2004 reflecting the strong overall demand for leased railcars. Our average remaining lease term is almost six years. Consistent with high fleet utilization and the strong level of new car building, lease rates continue to rise. Our average fleet lease rate has increased approximately 3% over the last twelve months reflecting strength in renewals and new car lease rates.

I’ll now turn it over to Bill McWhirter.